Exhibit 5.1

April 8, 2011

Cavium Networks, Inc.

805 Middlefield Road

Mountain View, California 94043

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Cavium Networks, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of 806,265 shares of common stock, $0.001 par value per share, held by certain selling stockholders identified in the Prospectus (the “Shares”).

In connection with this opinion, we have examined (i) the Registration Statement and the Prospectus, (ii) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect, and (iii) such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based on the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, Cooley LLP

By:	/s/ Brett White
Brett White